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[THE LOEWEN GROUP INC. LETTERHEAD]

                                       October 31, 1997

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Michael G. Weedon
234 Wolf Ridge Close
Edmonton, Alberta TST 5M6

Dear Michael:

         I am pleased to confirm your proposed employment arrangement with The Loewen Group Inc. ("Loewen Inc.") and subsidiaries in accordance with the following terms and conditions:

     1. You are employed as Executive Vice-President of Loewen Inc. as of November 3, 1997.

     2. Your agreed duties and responsibilities will be those described in the attached job description (Schedule "A").

     3. Your compensation (in Canadian dollars) will be made up of the following:

         (a) A beginning annual base salary of $325,000 per annum payable on Loewen Inc.'s normal payroll basis. This annual base salary will be increased to $375,000 effective July 1, 1998. Your salary thereafter will be subject to review on January 1 of each year with any increases in the sole discretion of Loewen Inc. in accordance with its stated compensation policies.

         (b) Inclusion on all Loewen Inc. fringe benefit programmes provided to Executives at your level in Loewen Inc., including: Group Life Insurance, Accidental Death and Dismemberment Insurance, RRSP, Dental, Medical, Extended Health, and Long Term Disability. Costs of these benefits are to be shared between you and Loewen Inc. in the same manner as with other Senior Executives.

         (c) Loewen Inc. will pay initiation fees and annual dues for your membership in a club chosen by you and agreed upon by Loewen


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              Inc. Loewen Inc. will also pay the annual membership dues for such professional, trade and association as may be appropriate for you as Executive Vice-President and as approved by Loewen Inc.

         (d) Loewen Inc. will also maintain Directors and Officers' liability insurance, and, in addition, will indemnify you as permitted by applicable corporate law.

         (e)  Four weeks' vacation per annum.

         (f) An automobile allowance of $500 per month plus reimbursement for all reasonable operating expenses for your automobile including gas, oil, insurance and maintenance.

         (g) The provision of an employee stock option benefit pursuant to Loewen Inc.'s employee stock option plan whereby you will have an option to purchase a total of 150,000 common shares of Loewen Inc., vesting in equal annual amounts of 30,000 shares over a five-year period at a per share price which is the market price of the shares at the close of trade on the day before we enter into the stock option agreement.

         (h) You will be eligible to participate in the bonus programme offered to Senior Executives of Loewen Inc.; for reference purposes your target bonus is up to 50% of your prorated annual salary based on performance criteria for Senior Executives.

              It is further understood that there is no guarantee of a bonus programme in any succeeding year following fiscal 1997, and any subsequent annual bonus entitlement shall be solely as Loewen Inc. in its sole discretion may determine in accordance with its stated compensation policies.

              The granting of the options referred to in clauses 3(g) and 9 are subject to the signing of a formal option agreement and the approval of the Compensation Committee of the Loewen Board of Directors.

     4. Loewen Inc. will provide and pay for a cellular telephone and any appropriate computer equipment for business purposes.

     5. Loewen Inc. will reimburse you for reasonable expenses incurred directly in relation to your duties, upon presentation of receipts or invoices in support.


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     6.  Loewen Inc. will reimburse you for all reasonable out-of-pocket moving expenses incurred in connection with your move from Edmonton to the Vancouver area, upon presentation of receipts or invoices in support. Loewen Inc. will also reimburse you for a reasonable costs of temporary accommodation for yourself in the Vancouver area and travel to and from Edmonton until June 1, 1998, upon presentation of receipts or invoices in support.

     7. Loewen Inc. will assist you in the prompt sale of your home in Edmonton in 1998 by purchasing it, if necessary and elected by you, at the fair market value thereof being defined as:

         (a) the highest of two independent valuations by accredited real estate personnel, if the appraisals are within 5% of each other; or

         (b) the average of two of the closest of three independent valuations by accredited real estate personnel, if the first two appraisals are greater than 5% apart.

     8. (a) This Agreement may be terminated by Loewen Inc. for cause at common law at any time by providing written notice.

         (b) This Agreement may be terminated at any time by Loewen Inc. without cause. In the event of termination by Loewen Inc., Loewen Inc. shall provide normal salary and related fringe benefits for 12 months from the date of termination without obligation on your part to provide services.

         (c) This Agreement, excepting non-competition and confidentiality provisions, may be terminated by you on three months' written notice to Loewen Inc.

     9. In the event of a successful hostile takeover bid for Loewen Inc., you will be provided the same formula for protection by way of severance as is approved by the Board of Directors for other senior executives. [In the November 1996 circumstances this included a vesting of all outstanding options and three years' severance including salary, bonus and benefits.] Loewen Inc. management will endeavor to provide such severance arrangement at the earliest reasonable time hereafter.

     10. In consideration of the stock option benefit provided to you in paragraph 3(e) herein, you covenant as follows: upon termination of this agreement by either party for any reason you will not, directly or indirectly, for a period of twelve months from termination, compete with Loewen Inc. in the funeral, cemetery or related businesses anywhere in the United States or Canada. In providing this covenant you acknowledge that the


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         acquisition and general activities of Loewen Inc. extend across the
         United States and Canada; that Loewen Inc. is engaged in an intensely competitive industry; that Loewen Inc.'s main competitors seek acquisitions and operate competing businesses throughout the United States and Canada; and that your employment duties and knowledge cover both the United States and Canada.

         "Compete" includes serving as an employee, shareholder, officer, director, consultant or advisor, directly or indirectly, and includes the giving of financial assistance or acting as broker, directly or indirectly.

         "Business" or "businesses" includes either direct or indirect research or negotiation or work for, or in relation to the acquisition, development or operation of funeral homes, cemeteries and related businesses. "Related businesses" includes funeral and cemetery insurance of all types.

     11. With respect to your duties and responsibilities on behalf of Loewen
         Inc.:

         (a) At all times you will act in the best interests of Loewen Inc.; you will engage in no activity which is detrimental or prejudicial to Loewen Inc., its reputation, or any of its business;

         (b) At no time will you represent, directly or indirectly, parties or interests that are prejudicial to or in conflict with the best interests of Loewen Inc.' its operations, or Loewen Inc.'s acquisition programme;

         (c) You will at all times act honestly and faithfully in carrying out Loewen Inc.'s instructions;

         (d) You will at all times represent Loewen Inc. in a professional manner and use your best efforts to promote Loewen Inc.'s interests.

     12. During the currency of this Agreement and following its termination you will at all times keep strictly confidential all internal, private information, data, materials and knowledge relating to Loewen Inc. or its business; nor during such times will you make any unauthorized use of any proprietary information, data or analysis of Loewen Inc., or of specific corporate opportunities developed or in the process of development by Loewen, Inc.

     13. Loewen Inc. will reimburse you for your reasonable legal expenses incurred in connection with your negotiation of employment with Loewen Inc.


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     14. This letter confirms Loewen Inc.'s agreement with this employment proposal. To confirm your acceptance of and agreement with the employment proposal as outlined in this letter, please sign both copies and return one copy for our records, keeping a copy for yourself. This mutually signed letter will then constitute the employment agreement between us.

         We look forward to your joining our Company.

                             Yours truly,

                             THE LOEWEN GROUP INC.

                             Per: /s/ RAYMOND L. LOEWEN
                                  ----------------------------------------
                                      Raymond L. Loewen, Chairman
                                      and Chief Executive Officer


                             ACCEPTED AND AGREED this
                             31st day of October, 1997.

                                  /s/ MICHAEL G. WEEDON
                                  ----------------------------------------
                                      Michael G. Weedon

Attachment


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                                 SCHEDULE "A"

                EXECUTIVE VICE-PRESIDENT, THE LOEWEN GROUP INC.

                          DUTIES AND RESPONSIBILITIES
                  _____________________________________________

1. Located in Burnaby, British Columbia, and reporting to the Chief Executive Officer.

2. All those normal duties and responsibilities of the Executive Vice-President of a cross-border U.S.-Canadian public company with a high annual growth rate, a significant annual volume of acquisitions, and highly decentralized operations.

3. Directly responsible for all accounting, MIS, legal, Human Resources and organizational matters throughout the entire Loewen corporate group.

4. To take the initiative in developing appropriate policies, practices, or strategies to enable all divisions of Loewen Inc. to better achieve, or surpass, their financial goals.

5. To assist the Chief Executive Officer in the execution of his duties and responsibilities.

6. Such other duties or projects as the Chief Executive Officer may assign consistent with the executive position as Executive Vice-President of Loewen Inc.

7.   Responsibilities may involve considerable travel.